Form 10-K405, Exhibit 13
period 1996-12-31
EAGLE FINANCIAL SERVICES INC
filed 1997-04-15
CIK 880641

INDEPENDENT AUDITOR'S REPORT









To the Stockholders and Directors
Eagle Financial Services, Inc. and Subsidiary
Berryville, Virginia


         We have audited the accompanying consolidated balance sheets of Eagle Financial Services, Inc. and Subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years ended December 31, 1996, 1995, and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eagle Financial Services, Inc. and Subsidiary as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years ended December 31, 1996, 1995, and 1994, in conformity with generally accepted accounting principles.


Yount, Hyde & Barbour, P.C.


Winchester, Virginia
January 17, 1997


                                   EAGLE FINANCIAL SERVICES, INC. AND SUBSIDIARY

                                            Consolidated Balance Sheets
                                            December 31, 1996 and 1995


            Assets                                                            1996                     1995
                                                                        ----------------          ---------------
Cash and due from banks                                                 $      4 409 250          $     4 106 467
Securities (fair value: 1996, $25,786,814;
  1995, $26,659,486) (Note 2)                                                 26 089 574               26 618 148
Federal funds sold                                                             1 553 000                      - -
Loans, net of unearned discounts (Notes 3 and 11)                             87 870 194               85 871 203
  Less allowance for loan losses (Note 4)                                       (913 955)                (828 104)
                                                                        ----------------          ---------------
          Net loans                                                           86 956 239               85 043 099
Bank premises and equipment, net (Note 5)                                      4 251 675                3 493 722
Other real estate owned                                                           46 605                   46 605
Other assets                                                                   2 935 398                2 184 812
                                                                        ----------------          ---------------

          Total assets                                                  $    126 241 741          $   121 492 853
                                                                        ================           ===============

   Liabilities and Stockholders' Equity

Liabilities
  Deposits (Note 6):
    Noninterest bearing                                                 $     15 175 041          $    11 971 823
    Interest bearing                                                          95 912 826               93 640 739
                                                                        ----------------          ---------------
          Total deposits                                                $    111 087 867          $   105 612 562
  Federal funds purchased                                                            - -                1 867 000
  Other liabilities                                                              957 018                  892 872
  Commitments and contingent liabilities (Notes 10, 15 and 17)                       - -                      - -
                                                                        ----------------          ---------------
          Total liabilities                                             $    112 044 885          $   108 372 434
                                                                        ----------------          ---------------

Stockholders' Equity
  Preferred stock, $10 par value; authorized
     500,000 shares; no shares outstanding                              $            - -          $           - -
  Common stock, $2.50 par value; authorized 1,500,000
    shares; issued 1996, 1,399,885 shares; issued
    1995, 695,285 shares                                                       3 499 714                1 738 212
  Surplus                                                                      1 945 891                1 782 186
  Retained earnings (Note 13)                                                  8 756 281                9 612 627
  Unrealized gain (loss) on securities available for sale, net                    (5 030)                 (12 606)
                                                                        ----------------          ---------------
           Total stockholders' equity                                   $     14 196 856          $    13 120 419
                                                                        ----------------          ---------------

           Total liabilities and stockholders' equity                   $    126 241 741           $   121 492 853
                                                                        ================           ===============

See Notes to Consolidated Financial Statements.

                                      EAGLE FINANCIAL SERVICES, INC. AND SUBSIDIARY

                                            Consolidated Statements of Income
                                      Years Ended December 31, 1996, 1995, and 1994


                                                                    1996                 1995                 1994
                                                               --------------      ---------------      ---------------
Interest Income
  Interest and fees on loans                                   $    7 750 646      $     7 483 952      $     6 533 391
  Interest on federal funds sold                                       51 219               54 740               94 397
  Interest on securities held to maturity:
    Taxable interest income                                         1 308 152              833 620              871 725
    Interest income exempt from federal income taxes                  158 070              158 409              170 530
  Interest and dividends on securities available for sale:
    Taxable interest income                                            90 459              158 215              213 113
    Dividends                                                          44 324               37 966               12 926
                                                               --------------      ---------------      ---------------
         Total interest income                                $     9 402 870      $     8 726 902      $     7 896 082
                                                               --------------      ---------------      ---------------

Interest Expense
  Interest on deposits (Note 6)                                $    3 853 810      $     3 525 861      $     2 686 044
  Interest on federal funds purchased                                  56 802               56 144               34 868
  Interest on Federal Home Loan Bank advances                             - -                2 783                1 539
                                                               --------------      ---------------      ---------------
         Total interest expense                                $    3 910 612      $     3 584 788      $     2 722 451
                                                               --------------      ---------------      ---------------

         Net interest income                                   $    5 492 258      $     5 142 114      $     5 173 631

Provision for loan losses (Note 4)                                    290 000              240 000              203 000
                                                               --------------      ---------------      ---------------

         Net interest income after provision
           for loan losses                                     $    5 202 258      $     4 902 114      $     4 970 631
                                                               --------------      ---------------      ---------------

Other Income
  Trust Department income                                      $      199 587      $       145 318      $       134 011
  Service charges on deposit accounts                                 522 436              374 082              301 153
  Other service charges and fees                                      196 232              181 853               86 618
  Income (loss) on equity investment                                      595              (18 689)             (36 838)
  Other operating income                                              105 920              129 404              105 514
                                                               --------------      ---------------      ---------------
                                                               $    1 024 770      $       811 968      $       590 458
                                                               --------------      ---------------      ---------------

See Notes to Consolidated Financial Statements.





                                      EAGLE FINANCIAL SERVICES, INC. AND SUBSIDIARY

                                            Consolidated Statements of Income
                                                       (Continued)
                                      Years Ended December 31, 1996, 1995, and 1994



                                                                    1996                 1995                 1994
                                                               --------------      ---------------      ---------------
Other Expenses
  Salaries and wages                                           $    1 732 542      $     1 492 105      $     1 359 821
  Pension and other employee benefits
    (Notes 8, 9 and 16)                                               478 669              443 291              502 971
  Occupancy expenses                                                  323 962              241 353              236 802
  Equipment expenses                                                  472 462              378 102              301 558
  FDIC assessment                                                       2 000              111 904              215 359
  Stationery and supplies                                             150 313              154 605              112 668
  Postage                                                             126 724              125 253              100 210
  Credit card expense                                                  93 637               99 004               93 732
  Bank franchise tax                                                  113 484              124 865               61 239
  ATM network fees                                                    129 385               89 723               64 126
  Other operating expenses                                            755 209              715 950              578 193
                                                               --------------      ---------------      ---------------
                                                               $    4 378 387      $     3 976 155      $     3 626 679
                                                               --------------      ---------------      ---------------

         Income before income taxes                            $    1 848 641      $     1 737 927      $     1 934 410

Income Tax Expense (Note 7)                                           537 304              477 237              573 407
                                                               --------------      ---------------      ---------------

         Net income                                            $    1 311 337      $     1 260 690      $     1 361 003
                                                               ==============      ===============      ===============

Earnings Per Share
  Per average share outstanding, net income                    $          .94      $           .91      $           .99
                                                               ==============      ===============      ===============


See Notes to Consolidated Financial Statements.



                                              EAGLE FINANCIAL SERVICES, INC. AND SUBSIDIARY

                                       Consolidated Statements of Changes in Stockholders' Equity
                                              Years Ended December 31, 1996, 1995, and 1994

                                                                              Unrealized
                                                                              Gain (Loss)
                                                                             on Securities
                                          Common                               Retained      Available for
                                           Stock                Surplus        Earnings        Sale, Net         Total
                                       -------------         ------------    ------------     -----------     ------------
Balance, December 31, 1995             $   1 738 212         $  1 782 186    $  9 612 627     $  (12 606)     $ 13 120 419

Balance, December 31, 1993             $   1 709 600         $  1 430 919    $  7 714 724     $      - -      $ 10 855 243
  Net income - 1994                              - -                  - -       1 361 003            - -         1 361 003
  Sale of common stock to ESOP
    (2,400 shares)                             6 000               68 448             - -            - -            74 448
  Issuance of common stock
    - dividend investment plan
    (4,434 shares) (Note 14)                  11 085              134 001             - -            - -           145 086
  Dividends declared ($0.52
    per share)                                   - -                  - -        (356 140)           - -          (356 140)
  Principal advances on ESOP
    debt guarantee (Note 9)                      - -                  - -         (19 000)           - -           (19 000)
  Principal curtailments on ESOP
    debt guarantee (Note 9)                      - -                  - -          31 832            - -            31 832
  Change in unrealized gain (loss)
    on securities available for sale,
    net of deferred income taxes
    of $63,414                                   - -                  - -             - -       (123 098)         (123 098)
                                       -------------         ------------    ------------     ----------      ------------
Balance, December 31, 1994             $   1 726 685         $  1 633 368    $  8 732 419     $ (123 098)     $ 11 969 374
  Net income - 1995                              - -                  - -       1 260 690            - -         1 260 690
  Issuance of common stock
    - dividend investment plan
    (4,611 shares) (Note 14)                  11 527              148 818             - -            - -           160 345
  Dividends declared ($.55
    per share)                                   - -                  - -        (380 482)           - -          (380 482)
  Principal advances on ESOP
    debt guarantee (Note 9)                      - -                  - -         (14 388)           - -           (14 388)
  Principal curtailments on
    ESOP debt guarantee (Note 9)                 - -                  - -          14 388            - -            14 388
  Change in unrealized gain (loss)
    on securities available for sale,
    net of deferred income taxes
    of $56,918                                   - -                  - -             - -        110 492           110 492



See Notes to Consolidated Financial Statements.





                                              EAGLE FINANCIAL SERVICES, INC. AND SUBSIDIARY

                                       Consolidated Statements of Changes in Stockholders' Equity
                                                               (Continued)
                                              Years Ended December 31, 1996, 1995, and 1994


                                                                              Unrealized
                                                                              Gain (Loss)
                                                                             on Securities
                                          Common                               Retained      Available for
                                           Stock                Surplus        Earnings        Sale, Net         Total
                                       -------------         ------------    ------------     -----------     ------------
Balance, December 31, 1995             $   1 738 212         $  1 782 186    $     9 612 627  $  (12 606)     $ 13 120 419
  Net income - 1996                              - -                  - -          1 311 337         - -         1 311 337
  Issuance of common stock
    - dividend investment plan
    (4,662 shares) (Note 14)                  11 656              163 875                - -         - -           175 531
  Dividends declared ($.60
    per share)                                   - -                  - -           (417 826)        - -          (417 826)
  Issuance of common stock -
    stock split effected in the
    form of 100% stock
    dividend (699,943 shares)              1 749 857           (1 749 857)               - -         - -               - -
  Discretionary transfer from
    retained earnings                            - -            1 749 857         (1 749 857)        - -               - -
  Change in unrealized gain (loss)
    on securities available for sale,
    net of deferred income taxes
    of $3,903                                    - -                  - -                - -       7 576             7 576
  Fractional shares purchased                    (11)                (170)               - -         - -              (181)
                                       -------------         ------------    ---------------  ----------      ------------
Balance, December 31, 1996             $   3 499 714         $  1 945 891    $     8 756 281  $   (5 030)     $ 14 196 856
                                       =============         ============    ===============  ==========      ============



See Notes to Consolidated Financial Statements.



                                      EAGLE FINANCIAL SERVICES, INC. AND SUBSIDIARY

                                          Consolidated Statements of Cash Flows
                                      Years Ended December 31, 1996, 1995, and 1994


                                                                           1996              1995            1994
                                                                       -------------   ---------------  --------------
Cash Flows from Operating Activities
  Net income                                                           $   1 311 337   $     1 260 690  $    1 361 003
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation                                                           399 076           287 456         254 110
      Amortization of intangible assets                                       52 496            12 600          12 600
      (Income) loss on equity investment                                        (595)           18 689          36 838
      Provision for loan losses                                              290 000           240 000         203 000
      (Gain) on sale of other real estate owned                                  - -               - -          (4 666)
      Premium amortization (discount accretion)
        on securities, net                                                    (2 854)            8 532          25 843
      Deferred tax (benefit)                                                    (891)          (37 710)        (17 514)
      Changes in assets and liabilities:
        (Increase) decrease in other assets                                 (805 499)          (86 106)         63 725
        Increase in other liabilities                                         64 146           263 045         169 493
                                                                       -------------   ---------------  --------------
              Net cash provided by operating activities                $   1 307 216   $     1 967 196  $    2 104 432
                                                                       -------------   ---------------  --------------

Cash Flows from Investing Activities
  Proceeds from maturities and principal payments
    of securities held to maturity                                     $   5 128 436   $     5 820 188  $    3 245 898
  Proceeds from maturities and principal payments
    of securities available for sale                                       1 748 844           496 000       1 000 000
  Purchases of securities held to maturity                                (6 178 873)       (8 704 650)     (7 453 956)
  Purchases of securities available for sale                                (155 500)         (243 400)       (463 200)
  Proceeds from maturities of interest-bearing
    deposits                                                                     - -               - -         758 131
  Purchases of bank premises and equipment                                (1 157 029)         (837 492)       (116 904)
  Purchase of equity investment                                                  - -               - -        (326 222)
  Proceeds from sale of other real estate owned                                  - -               - -         108 066
  Net increase in loans                                                   (2 203 140)       (5 456 584)     (7 129 897)
                                                                       -------------   ---------------  --------------
              Net cash (used in) investing activities                  $  (2 817 262)  $    (8 925 938) $  (10 378 084)
                                                                       -------------   ---------------  --------------


See Notes to Consolidated Financial Statements.





                                      EAGLE FINANCIAL SERVICES, INC. AND SUBSIDIARY

                                          Consolidated Statements of Cash Flows
                                                       (Continued)
                                      Years Ended December 31, 1996, 1995, and 1994



                                                                           1996              1995            1994
                                                                       -------------   ---------------  --------------
Cash Flows from Financing Activities
  Net increase (decrease) in demand deposits,
    money market and savings accounts                                  $   7 222 447   $       727 513  $  (10 758 918)
  Net increase (decrease) in certificates of deposit                      (1 747 141)        5 877 234      10 290 877
  Proceeds from sale of common stock to ESOP                                     - -               - -          74 448
  Increase (decrease) in federal funds purchased                          (1 867 000)        1 867 000             - -
  Net increase (decrease) in Federal Home Loan
    Bank advances                                                                - -        (3 000 000)      3 000 000
  Cash dividends paid                                                       (242 295)         (220 137)       (211 054)
  Fractional shares purchased                                                   (181)              - -             - -
                                                                       -------------   ---------------  --------------
              Net cash provided by
                financing activities                                   $   3 365 830   $     5 251 610  $    2 395 353
                                                                       -------------   ---------------  --------------

              Increase (decrease) in cash and cash
               equivalents                                             $   1 855 783   $    (1 707 132) $   (5 878 299)

Cash and Cash Equivalents
  Beginning                                                                4 106 467         5 813 599      11 691 898
                                                                       -------------   ---------------  --------------

  Ending                                                               $   5 962 250   $     4 106 467  $    5 813 599
                                                                       =============   ===============  ==============

Supplemental Disclosures of Cash Flow Information
  Cash payments for:
    Interest                                                           $   3 960 889   $     3 412 668  $    2 621 981
                                                                       =============   ===============  ==============

    Income taxes                                                       $     592 372   $       542 248  $      627 296
                                                                       =============   ===============  ==============

Supplemental Schedule of Noncash Investing and
  Financing Activities
     Issuance of common stock -
       dividend investment plan                                        $     175 531   $       160 345  $      145 086
                                                                       =============   ===============  ==============

     Unrealized gain (loss) on
       securities available for sale                                   $      11 479   $       167 410  $     (186 512)
                                                                       =============   ===============  ==============


See Notes to Consolidated Financial Statements.

                  EAGLE FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements





Note 1. Nature of Banking Activities and Significant Accounting Policies

Eagle Financial Services, Inc. and Subsidiary (the Company) grant commercial, financial, agricultural, residential and consumer loans to customers in Virginia and the Eastern Panhandle of West Virginia. The loan portfolio is well diversified and generally is collateralized by assets of the customers. The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers.

The accounting and reporting policies of the Company conform to generally accepted accounting principles and to accepted practice within the banking industry.

Principles of Consolidation

The consolidated financial statements of Eagle Financial Services, Inc. and its wholly-owned subsidiary, Bank of Clarke County (the Bank), include the accounts of both companies. All material intercompany balances and transactions have been eliminated in consolidation.

Trust Assets

Securities and other property held by the Trust Division in a fiduciary or agency capacity are not assets of the Company and are not included in the accompanying consolidated financial statements.

Securities

The Company adopted FASB No. 115, "Accounting for Certain Investment in Debt and Equity Securities" effective beginning January 1, 1994. This statement addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Those investments are classified in three categories and accounted for as follows:

a. Securities Held to Maturity

   Securities classified as held to maturity are those debt securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

b. Securities Available for Sale

   Securities classified as available for sale are those debt and equity securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in stockholders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

c. Trading Securities

   Trading securities, which are generally held for the short term in anticipation of market gains, are carried at fair value. Realized and unrealized gains and losses on trading account assets are included in interest income on trading account securities. The Company had no trading securities at December 31, 1996 and 1995.

Derivative Financial Instruments

In October, 1994, FASB No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments" was issued. It requires various disclosures for derivative financial instruments which are futures, forward, swap or option contract, or other financial instruments with similar characteristics. The Company does not have any derivative financial instruments as defined under this statement.

Other Real Estate Owned

Other real estate owned is carried at the lower of estimated market value or the carrying amount of the loan. A reserve for other real estate owned is maintained to recognize estimated selling costs or declines in value. Provisions for estimated selling costs or declines in value, net gains and losses on the sale of other real estate owned, and net direct expenses attributable to these properties are included in other operating expenses. Assets, other than real estate, acquired in the settlement of loans are recorded as other assets.

Advertising

The Company follows the policy of charging the costs of advertising to expense as incurred.

Loans

Loans are shown on the balance sheets net of unearned discounts and the allowance for loan losses. Interest is computed by methods which result in level rates of return on principal. Loans are charged off when in the opinion of management they are deemed to be uncollectible after taking into consideration such factors as the current financial condition of the customer and the underlying collateral and guarantees.

Unearned interest on certain installment loans is amortized to income over the life of the loans, using the sum-of-digits formula. For all other loans, interest is computed on the loan balance outstanding.

Loan origination and commitment fees and direct loan origination costs are being recognized as collected and incurred. The use of this method does not produce results that are materially different from results which would have been produced if such costs and fees were deferred and amortized as an adjustment of the loan yield over the life of the related loan.

On January 1, 1995, the Company adopted FASB No. 114, "Accounting by Creditors for Impairment of a Loan." This statement has been amended by FASB No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." Statement 114, as amended, requires that the impairment of loans that have been separately identified for evaluation is to be measured based on the present value of expected future cash flows or, alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral dependent (that is, if repayment of those loans is expected to be provided solely by the underlying collateral) and for which management has determined foreclosure is probable, the measure of impairment of those loans is to be based on the fair value of the collateral. Statement 114, as amended, also requires certain disclosures about investments in impaired loans and the allowance for credit losses and interest income recognized on loans.

Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowances relating to impaired loans are charged or credited to the provision for loan losses. Because of uncertainties inherent in the estimation process, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term.

Bank Premises and Equipment

Bank premises and equipment  are stated at cost less  accumulated  depreciation.
Depreciation   of  property  and  equipment  is  computed   principally  on  the
straight-line and declining-balance methods.

Maintenance and repairs of property and equipment are charged to operations and major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts and gain or loss is included in operations.

Intangible Assets

Acquired intangible assets, such as the value of purchased core deposits and organizational costs, are amortized over the periods benefited, not exceeding fifteen years.

Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, operating loss carryforwards, and tax credit carryforwards. Deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Postretirement Benefits

The Company provides certain health care and life insurance benefits for all retired employees and one current employee who have met certain eligibility requirements. All other employees retiring after reaching age 65 and having at least 15 years service with the Company will be allowed to stay on the Company's group life and health insurance policies, but will be required to pay premiums. Effective January 1, 1993, the Company adopted FASB No. 106 to account for its share of the costs of those benefits. Under that Statement, the Company's share of the estimated costs that will be paid after retirement is generally being accrued by charges to expense over the employees' active service periods to the dates they are fully eligible for benefits, except that the Company's unfunded cost that existed at January 1, 1993 is being accrued primarily in a straight-line manner that will result in its full accrual by December 31, 2013. Prior to 1993, the Company expensed its share of costs as they were paid.

Pension Plan

The Company has a trusteed, noncontributory pension plan covering substantially all full-time employees. The Company computes the net periodic pension cost of the plan in accordance with FASB No. 87, "Employers' Accounting for Pensions."

Earnings and Dividends Paid Per Share

Earnings and dividends per share of common stock are based on the weighted average number of shares outstanding during each year after giving retroactive effect to the 100% stock dividend declared in 1996.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 2. Securities

The amortized costs and fair values of securities being held to maturity as of December 31, 1996 and 1995, are as follows:

                                                                       Gross            Gross
                                                     Amortized       Unrealized       Unrealized          Fair
                                                       Cost            Gains           (Losses)           Value
                                                 --------------   --------------   --------------    ---------------
                                                                               1996
                                                 -------------------------------------------------------------------
            U.S. Treasury securities             $      821 632   $        6 090   $       (4 361)   $       823 361
            Obligations of U.S. government
              corporations and agencies               5 467 491            1 964          (72 992)         5 396 463
            Mortgage-backed securities               14 960 458           25 267         (254 950)        14 730 775
            Obligations of states and
              political subdivisions                  2 995 521           14 680          (18 468)         2 991 733
            Other                                       100 000               10              - -            100 010
                                                 --------------   --------------   --------------    ---------------
                                                 $   24 345 102   $       48 011   $     (350 771)   $    24 042 342
                                                 ==============   ==============   ==============    ===============


                                                                               1995
                                                 -------------------------------------------------------------------
            U.S. Treasury securities             $    1 373 588   $       12 340   $       (5 832)   $     1 380 096
            Obligations of U.S. government
              corporations and agencies               4 249 817           19 166          (21 467)         4 247 516
            Mortgage-backed securities               14 196 391           75 086          (67 013)        14 204 464
            Obligations of states and
              political subdivisions                  3 171 195           32 331           (3 125)         3 200 401
            Other                                       299 988              - -             (148)           299 840
                                                 --------------   --------------   --------------    ---------------
                                                 $   23 290 979   $      138 923   $      (97 585)   $    23 332 317
                                                 ==============   ==============   ==============    ===============

The amortized cost and fair value of securities being held to maturity as of December 31, 1996, by contractual maturity, are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the maturity summary.

                                                                                Amortized Fair      Cost Value
                                                                                --------------   ---------------
                  Due in one year or less                                       $    1 349 736   $     1 351 802
                  Due after one year through five years                              4 102 879         4 056 341
                  Due after five years through ten years                             3 560 053         3 526 497
                  Due after ten years                                                  371 976           376 927
                  Mortgage-backed securities                                        14 960 458        14 730 775
                                                                                --------------   ---------------
                                                                                $   24 345 102   $    24 042 342
                                                                                ==============   ===============

Amortized costs and fair values of securities available for sale as of December 31, 1996 and 1995, are as follows:

                                                                        Gross          Gross
                                                     Amortized        Unrealized     Unrealized          Fair
                                                      Cost              Gains         (Losses)           Value
                                                 --------------   --------------   -------------    --------------
                                                                               1996
                                                 -----------------------------------------------------------------
               Obligations of U.S.
                 government corporations
                 and agencies                    $      999 994                6   $      (7 628)   $      992 372
               Other                                    752 100              - -             - -           752 100
                                                 --------------   --------------   -------------    --------------
                                                 $    1 752 094   $            6   $      (7 628)   $    1 744 472
                                                 ==============   ==============   =============    ==============

                                                                                1995
                                                 -----------------------------------------------------------------
               Obligations of U.S.
                 government corporations
                 and agencies                    $    2 749 669   $        4 760   $     (23 860)   $    2 730 569
               Other                                    596 600              - -             - -           596 600
                                                 --------------   --------------   -------------    --------------
                                                 $    3 346 269   $        4 760   $     (23 860)   $    3 327 169
                                                 ==============   ==============   =============    ==============

The amortized cost and fair value of securities available for sale as of December 31, 1996, by contractual maturity, are shown below.

                                                                                    Amortized         Fair
                                                                                      Cost            Value
                                                                                --------------   ---------------
                  Due after one year through five years                         $      750 000   $       742 372
                  Due after five years through ten years                               249 994           250 000
                  Other                                                                752 100           752 100
                                                                                --------------   ---------------
                                                                                $    1 752 094   $     1 744 472
                                                                                ==============   ===============

Proceeds from maturities and principal payments of securities being held to maturity during 1996, 1995 and 1994 were $5,128,436, $5,820,188 and $3,245,898.
There were no sales of securities being held to maturity during 1996, 1995 and 1994.

Proceeds from maturities and principal payments of securities available for sale during 1996, 1995 and 1994 were $1,748,844, $496,000 and $1,000,000. There were no sales of securities available for sale during 1996, 1995 and 1994.

Securities having a book value of $6,967,840 and $7,259,464 at December 31, 1996 and 1995, were pledged to secure public deposits and for other purposes required by law.

Note 3. Loans, Net

The composition of the net loans is as follows:

                                                                                                   December 31,
                                                                                1996                   1995
                                                                             ----------            -----------
                                                                                                   (thousands)
               Loans secured by real estate:
                  Construction and land development                          $    1 434            $       - -
                  Secured by farmland                                             4 013                  4 112
                  Secured by 1-4 family residential                              45 156                 41 411
                  Nonfarm, nonresidential loans                                   9 518                 10 372
               Loans to farmers (except secured by real estate)                   1 446                  1 605
               Commercial and industrial loans
                  (except those secured by real estate)                           6 145                  6 349
               Loans to individuals (except those
                  secured by real estate)                                        19 633                 22 401
               Loans to U.S. state and political subdivision                      1 517                  1 239
               All other loans                                                      215                    107
                                                                             ----------            -----------
                        Total loans                                          $   89 077            $    87 596

               Less:
                  Unearned income                                                (1 207)                (1 725)
                  Allowance for loan losses                                        (914)                  (828)
                                                                             ----------            -----------

                        Loans, net                                           $   86 956            $    85 043
                                                                             ==========            ===========

Note 4. Allowance for Loan Losses

Changes in the allowance for loan losses are as follows:

                                                                                              December 31,
                                                                            -------------------------------------------------
                                                                                1996              1995               1994
                                                                            -------------     -------------      ------------

                 Balance, beginning                                         $     828 104     $     807 617      $    744 150
                   Provision charged to operating
                     expense                                                      290 000           240 000           203 000
                   Recoveries added to the allowance                               63 561            54 960            34 114
                   Loan losses charged to the allowance                          (267 710)         (274 473)         (173 647)
                                                                            -------------     -------------      ------------
                 Balance, ending                                            $     913 955     $     828 104      $    807 617
                                                                            =============     =============      ============

There were no impaired loans as of December 31, 1996. Information about impaired loans as of and for the year ended December 31, 1995 is as follows:

                 Impaired loans for which an allowance
                   has been provided                                          $    430 124
                 Impaired loans for which no allowance
                   has been provided                                                   - -
                                                                              ------------
                        Total impaired loans                                  $    430 124
                                                                              ============
                 Allowance provided for impaired
                   loans, included in the allowance for
                   loan losses                                                $    43 000

                 Average balance in impaired loans                            $    35 844

                 Interest income recognized                                   $       - -

There were no loans on which the accrual of interest was discontinued or reduced in 1996 and 1995, except for the loans included in the impaired loan disclosure under FASB 114.


Note 5. Premises and Equipment, Net

The  major  classes  of  premises  and  equipment  and  the  total   accumulated
depreciation are as follows:


                                                                                          December 31,
                                                                                  ------------------------------
                                                                                       1996             1995
                                                                                  ------------     -------------

               Land                                                               $    787 918      $    449 204
               Land held for future branch site                                        150 587           150 587
               Buildings and improvements                                            3 534 056         3 141 077
               Furniture and equipment                                               2 685 566         2 247 085
               Construction in progress                                                    - -            13 145
                                                                                  ------------     -------------
                                                                                  $  7 158 127     $   6 001 098
                  Less accumulated depreciation                                      2 906 452         2 507 376
                                                                                  ------------     -------------
                           Bank premises and equipment, net                       $  4 251 675     $   3 493 722
                                                                                  ============     =============

Depreciation expense was $399,076, $287,456, and $254,110 for the years ended December 31, 1996, 1995, and 1994, respectively.

Note 6. Deposits

Deposits outstanding at December 31, 1996, 1995, and 1994, and the related interest expense for the years then ended, are summarized as follows:


                                                         1996                              1995
                                          ------------------------------------------------------------------
                                              Amount            Expense          Amount          Expense
                                          ---------------   --------------  ----------------  --------------
               Noninterest bearing        $   15 175 041    $          - -  $     11 971 823  $          - -
                                          ---------------   --------------  ----------------  --------------

               Interest bearing:
                 Interest checking        $   16 772 462    $      320 709  $     14 088 827  $      318 369
                 Money market
                  accounts                    17 171 896           535 299        16 932 323         542 425
                 Regular savings              13 421 289           342 267        12 325 269         350 633
                 Certificates of deposit:
                  Less than $100,000          37 204 152         2 105 623        39 115 817       1 798 908
                  $100,000 and more           11 343 027           549 912        11 178 503         515 526
                                          ---------------   --------------  ----------------  --------------
                     Total interest
                        bearing           $    95 912 826   $    3 853 810  $     93 640 739  $    3 525 861
                                          ---------------   --------------  ----------------  --------------
               Total deposits             $   111 087 867   $    3 853 810  $    105 612 562  $    3 525 861
                                          ===============   ==============  ================  ==============

                                                        1994
                                          --------------------------------
                                                Amount          Expense
                                          ---------------   --------------
               Noninterest bearing        $    13 078 233   $          - -
                                          ---------------   --------------

               Interest bearing:
                 Interest checking        $    11 811 684   $      282 840
                 Money market
                   accounts                    16 984 792          655 250
                 Regular savings               12 716 020          380 998
                 Certificates of deposit:
                  Less than $100,000           35 307 175        1 113 584
                  $100,000 and more             9 109 911          253 372
                                          ---------------   --------------
                        Total interest
                        bearing           $    85 929 582   $    2 686 044
                                          ---------------   --------------
               Total deposits             $    99 007 815   $    2 686 044
                                          ===============   ==============

Note 7. Income Taxes

Net deferred tax assets consist of the following components as of December 31, 1996 and 1995:


                                                                         December 31,
                                                                     1996           1995
                                                                 ------------   -------------
                  Deferred tax assets:
                     Allowance for loan losses                   $    224 213   $     196 009
                     Deferred compensation                             86 082          74 216
                     Accrued postretirement benefits                   72 915          55 993
                     Reserve for other real estate
                       owned                                            2 040           2 040
                     Securities available for sale                      2 591           6 494
                     Other                                                - -           9 407
                                                                 ------------   -------------
                                                                 $    387 841   $     344 159
                                                                 ------------   -------------
                  Deferred tax liabilities:
                     Property and equipment                      $    294 407   $     293 047
                     Prepaid pension costs                             53 142           7 808
                                                                 ------------   -------------
                                                                 $    347 549   $     300 855
                                                                 ------------   -------------

                                                                 $     40 292   $      43 304
                                                                 ============   =============

The provision for income taxes charged to operations for the years ended December 31, 1996, 1995 and 1994 consists of the following:


                                                                                December 31,
                                                                     1996           1995            1994
                                                                 -----------    ------------    -----------

                  Current tax expense                            $   538 195    $    514 947    $   590 921
                  Deferred tax (benefit)                                (891)        (37 710)       (17 514)
                                                                 -----------    ------------    -----------
                                                                 $   537 304    $    477 237    $   573 407
                                                                 ===========    ============    ===========

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the years ended December 31, 1996, 1995 and 1994, due to the following:


                                                                     1996            1995           1994
                                                                 -----------    ------------    -----------

                  Computed "expected" tax expense                $   628 538    $    590 895    $   657 699
                  (Decrease) in income taxes
                    resulting from:
                        Tax-exempt interest                          (84 622)        (75 477)       (73 881)
                        Other                                         (6 612)        (38 181)       (10 411)
                                                                 -----------    ------------    -----------
                                                                 $   537 304    $    477 237    $   573 407
                                                                 ===========    ============    ===========


Low income housing credits totalled $48,000, $46,227 and $51,073 for 1996, 1995 and 1994.


Note 8. Defined Benefit Pension Plan

The amount of expense recognized for the Company's pension plan totaled $69,426, $66,884 and $26,768 for the years ended December 31, 1996, 1995, and 1994, respectively. The components of the pension cost charged against expense for 1996, 1995, and 1994, consisted of the following:

                                                             1996               1995              1994
                                                        --------------    ---------------    -------------

                  Service cost (benefits earned)        $       57 734    $        51 682    $      39 136
                  Interest cost on projected
                     benefit obligation                         87 942             82 421           64 292
                  Actual return on plan assets                (108 168)           (66 948)         (69 787)
                  Gain or loss to the extent
                    recognized                                   5 109                - -            5 971
                  Net amortization and deferral                 26 809               (271)         (12 844)
                                                        $       69 426    $        66 884    $      26 768
                                                        ==============    ===============    =============

The following table sets forth the plan's funded status as of December 31, 1996 and 1995, respectively.

                                                                                1996                             1995
                                                                           --------------                  ---------------

               Actuarial present value of benefit obligations:
                  Vested benefits                                          $    1 025 392                  $       896 614
                                                                           ==============                  ===============

                  Accumulated benefits                                     $    1 040 589                  $       896 614
                                                                           ==============                  ===============

                  Projected benefits                                       $   (1 126 270)                 $    (1 126 270)

                  Plan assets at fair value                                     1 127 104                          977 700
                                                                           --------------                  ---------------

                  Funded status                                            $      (92 602)                 $      (148 570)

                  Unrecognized net loss                                           156 039                          189 256

                  Prior service costs attributable to
                    plan amendments                                               139 963                          149 508

                  Unrecognized (net asset) at date of
                    initial application                                           (64 227)                         (77 071)
                                                                           --------------                  ---------------

                  Prepaid pension cost                                    $       137 173                  $       113 123
                                                                          ===============                  ===============


A weighted average discount rate of 8% and a 6% rate of increase in future compensation levels were used in determining the actuarial present value of the benefit obligations. The expected long-term rate of return on plan assets was 8%.


Note 9. Employee Benefits

The Company has established an Employee Stock Ownership Plan (ESOP) to provide additional retirement benefits to substantially all employees. Contributions under the plan amounted to $70,579 in 1994. There were no contributions in 1996 or 1995. The contributions are made to the Bank of Clarke County Employee Retirement Trust to be used to purchase the Company's common stock. The plan is leveraged to the extent that money was borrowed during 1995 and 1994 to purchase available stock. The debt related to these borrowings was guaranteed by the Company. At December 31, 1996 and 1995, there was no outstanding debt related to the ESOP.

The Company sponsors a 401(k) savings plan under which eligible employees may choose to save up to 15 percent of their salary on a pretax basis, subject to certain IRS limits. The Company matches 25 percent (up to 6 percent of the employee's salary) of employee contributions with Company common stock. The shares for this purpose are provided principally by the Company's employee stock ownership plan (ESOP), supplemented, as needed, by newly issued shares. Contributions under the plan amounted to $8,160 and $7,925 in 1996 and 1995, respectively. The plan was not in effect in 1994.

In addition, an Executive Supplemental Income Plan was developed for certain key employees. Benefits are to be paid in monthly installments following retirement or death. The agreement provides that if employment is terminated for reasons other than death or disability prior to age 65, the amount of benefits could be reduced or forfeited. The executive supplemental income benefit expense for 1996, 1995, and 1994 based on the present value of the retirement benefits, amounted to $38,499, $34,899 and $43,216, respectively. The plan is unfunded. However, life insurance has been acquired on the lives of those employees in amounts sufficient to discharge the obligations thereunder.


Note 10. Commitments and Contingencies

In the normal course of business, the Company makes various commitments and incurs certain contingent liabilities which are not reflected in the accompanying financial statements. These commitments and contingent liabilities include various guarantees, commitments to extend credit and standby letters of credit. The Company does not anticipate any material losses as a result of these commitments.

The Bank entered into a five-year noncancellable lease agreement for a branch office in Winchester on August 1, 1995. This lease requires payment of certain operating expenses and contains a renewal option clause for one additional five-year term. The total minimum rental commitment at December 31, 1996 under the lease is $156,237, which is due as follows:

                  Due in the year ending December 31,        1997               $      43 601
                                                             1998                      43 601
                                                             1999                      43 601
                                                             2000                      25 434
                                                                                -------------
                                                                                $     156 237
                                                                                =============

The total rental expense was $49,035, $43,669 and $41,314 in 1996, 1995 and 1994, respectively.

As a member of the Federal Reserve System, the Bank is required to maintain certain average reserve balances. These reserve balances include usable vault cash and amounts on deposit with the Federal Reserve. For the final weekly reporting period in the years ended December 31, 1996 and 1995, the amount of daily average required balances were approximately $744,000 and $588,000, respectively.

See Note 14 with respect to financial instruments with off-balance sheet risk.


Note 11. Transactions with Directors and Officers

The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. These persons and firms were indebted to the Company for loans totaling $8,080,611 and $877,664 at December 31, 1996 and 1995, respectively. During 1996, total principal additions were $1,035,205 and total principal payments were $1,104,808.


Note 12. Capital Requirements

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements.

Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1996, that the Company meets all capital adequacy requirements to which it is subject.

As of December 31, 1996, the most recent notification from the Federal Reserve categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier 1 risk- based, and Tier 1 leverage ratios as set forth in the table.

The Company's actual capital amounts and ratios are also presented in the table.

                                                                                                         To Be Well
                                                                                                      Capitalized Under
                                                                           For Capital                Prompt Corrective
                                                 Actual                  Adequacy Purpose             Action Provisions
                                         ---------------------          ------------------         -----------------------
                                         Amount          Ratio          Amount       Ratio         Amount            Ratio
                                         ------          -----          ------       -----         ------            -----
                                                                       (Amount in Thousands)
As of December 31, 1996:
  Total Capital (to Risk
    Weighted Assets)
      Consolidated                    $    14 454        17.27%       >=$  6 697   >=   8.00%   >=$     8 371      >=   10.00%
      Bank of Clarke County           $    14 116        16.93%       >=$  6 670   >=   8.00%   >=$     8 338      >=   10.00%

  Tier 1 Capital (to Risk
    Weighted Assets)
      Consolidated                    $    13 540        16.17%       >=$  3 348   >=   4.00%   >=$     5 023     >=     6.00%
      Bank of Clarke County           $    13 202        15.83%       >=$  3 335   >=   4.00%   >=$     5 003     >=     6.00%

  Tier 1 Capital (to
    Average Assets)
      Consolidated                    $    13 540        10.90%       >=$  4 969   >=   4.00%   >=$     6 211     >=     5.00%
      Bank of Clarke County           $    13 202        10.66%       >=$  4 955   >=   4.00%   >=$     6 194     >=     5.00%



                                                                                                         To Be Well
                                                                                                      Capitalized Under
                                                                           For Capital                Prompt Corrective
                                                 Actual                  Adequacy Purpose             Action Provisions
                                         ---------------------          ------------------         -----------------------
                                         Amount          Ratio          Amount       Ratio         Amount            Ratio
                                         ------          -----          ------       -----         ------            -----
                                                                       (Amount in Thousands)
As of December 31, 1995:
  Total Capital (to Risk
    Weighted Assets)
      Consolidated                    $    13 929        16.40%       >=$  6 794   >=   8.00%   >=$     8 492      >=   10.00%
      Bank of Clarke County           $    13 585        16.06%       >=$  6 766   >=   8.00%   >=$     8 457      >=   10.00%

  Tier 1 Capital (to Risk
    Weighted Assets)
      Consolidated                    $    13 101        15.43%       >=$  3 397   >=   4.00%   >=$     5 095      >=    6.00%
      Bank of Clarke County           $    12 757        15.08%       >=$  3 383   >=   4.00%   >=$     5 074      >=    6.00%

  Tier 1 Capital (to
    Average Assets)
      Consolidated                    $    13 101        11.61%       >=$  4 515   >=   4.00%   >=$     5 644      >=    5.00%

      Bank of Clarke County           $    12 757        11.34%       >=$  4 501   >=   4.00%   >=$     5 626      >=    5.00%

Note 13. Retained Earnings

Transfers of funds from the banking subsidiary to the Parent Company in the form of loans, advances and cash dividends, are restricted by federal and state regulatory authorities. At December 31, 1996, the aggregate amount of unrestricted funds, which could be transferred from the Bank to the Parent Company without prior regulatory approval, amounted to $3,185,414 or 22.4% of the consolidated net assets.


Note 14. Dividend Investment Plan

The Company has in effect a Dividend Investment Plan which provides an automatic conversion of dividends into common stock for enrolled stockholders. It is based on 95% of the stock's fair market value on each dividend record date.


Note 15. Financial Instruments With Off-Balance Sheet Risk

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit written is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

A summary of the contract or notional amount of the Company's exposure to off-balance sheet risk as of December 31, 1996 and 1995, is as follows:

                                                                            1996                 1995
                                                                       --------------      -----------------
                  Financialinstruments  whose  contract  amounts
                    represent credit risk:
                      Commitments to extend credit                     $   10 160 277      $       8 093 000
                      Standby letters of credit                        $       46 631      $         148 000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

Standby  letters of credit  written are  conditional  commitments  issued by the
Company to  guarantee  the  performance  of a customer to a third  party.  Those guarantees  are  primarily  issued  to  support  public  and  private  borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds real estate and bank deposits as collateral supporting those commitments for which collateral is deemed necessary. At December 31, 1996, none of the outstanding letters of credit were collateralized.

The Company has cash accounts in other commercial banks. The amount on deposit at one of these banks at December 31, 1996 exceeded the insurance limits of the Federal Deposit Insurance Corporation by approximately $1,130,465.

Note 16. Postretirement Benefit Plan

The Company sponsors a postretirement life and health care plan for all retirees and two current employees that have met certain eligibility requirements. All other employees retiring after reaching age 65 and having at least 15 years service with the Company will be allowed to stay on the Company's group life and health insurance policies, but will be required to pay unsubsidized premiums. The plan is contributory, with retiree contributions that are adjustable annually based on various factors, some of which are discretionary. The plan is unfunded.

Net periodic postretirement benefit cost included the following components for the years ended December 31, 1996, 1995 and 1994.

                                                                     1996          1995            1994
                                                                 -----------   ------------   ------------
                  Service cost-benefits attributable
                     to service during the year                  $     11 818  $    11 452    $     11 991
                  Interest on accumulated postretire-
                     ment benefit obligation                           33 567       35 701          30 066
                  Amortization of transition obligation                20 189       20 189          20 189
                  Net amortization and deferral                        (2 896)      (2 239)           (188)
                                                                 -----------   ------------   ------------
                                                                 $     62 678  $    65 103    $     62 058
                                                                 ============  ===========    ============

The following table sets forth the plan's obligation recognized in the accompanying balance sheets at December 31, 1996 and 1995:

                                                                          1996             1995
                                                                      -----------      -----------
                  Accumulated postretirement benefit obligation:
                     Retirees                                         $    157 743     $   160 227
                     Other fully eligible participants                      75 452          77 015
                     Other active participants                             213 817         188 551
                                                                      ------------     -----------
                                                                      $    447 012     $   425 793
                                                                      ============     ===========
                  Plan assets:
                    Accumulated postretirement
                      benefit obligation                              $   (459 108)    $  (425 793)
                    Unrecognized transition obligation                     323 029         343 218
                    Unrecognized net experience (gains)                    (83 116)        (86 012)
                                                                      ------------     -----------
                    Obligation included on balance sheet              $   (219 195)    $  (168 587)
                                                                      ============     ===========

For measurement purposes, a 10 percent annual rate of increase in per capita health care costs of covered benefits was assumed for 1996, with such annual rate of increase gradually declining to 5 percent in 2004. If assumed health care cost trend rates were increased by 1 percentage point in each year, the accumulated postretirement benefit obligation at December 31, 1996 would be increased by $ and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended December 31, 1996 would be increased by $ .

The  weighted   average   discount  rate  used  in  estimating  the  accumulated
postretirement benefit obligation was % for 1996 and 1995.


Note 17. Federal Home Loan Bank Advances and Available Lines of Credit

The Company has a $13,000,000 line of credit with the Federal Home Loan Bank of Atlanta. Advances bear interest at a floating rate based on the daily rate credit and would mature on January 4, 1997. Advances are secured by the Company's real estate loan portfolio. There is no limit to the number of renewal options available to the Company. The unused line of credit totaled $13,000,000 at December 31, 1996 and 1995.

The Company had unused lines of credit totaling $14,100,000 with nonaffiliated banks at December 31, 1996.


Note 18. Disclosures About Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Short-Term Investments

For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

Securities

For securities held for investment purposes, fair values are based on quoted market prices or dealer quotes.

Loans

For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans were estimated using discounted cash flow analyses, using interest rates currently being offered.

Deposit Liabilities

The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

Off-Balance Sheet Financial Instruments

The fair value of commitments to extend credit is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

The fair value of standby letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

At December 31, 1996 and 1995, the carrying amounts and fair values of loan commitments and standby letters of credit were immaterial.

The estimated fair values of the Company's financial instruments are as follows:

                                                                 1996                                    1995
                                             ----------------------------------------- ---------------------------------
                                                   Carrying             Fair               Carrying            Fair
                                                    Amount              Value                Amount            Value
                                             ----------------    ----------------    ----------------    ---------------
                                                        (in thousands)                           (in thousands)
               Financial assets:
                  Cash and short-term
                    investments              $      5 962 250       $   5 962 250    $      4 106 467    $     4 106 467
                  Securities                       26 089 574          25 786 814          26 618 148         26 659 486
                  Loans                            87 870 194          85 659 000          85 871 203         82 754 896
                  Less:  allowance
                    for loan losses                  (913 955)                - -            (828 104)               - -
                                             ----------------    ----------------    ----------------    ---------------
                       Total financial
                        assets               $    119 008 063    $    117 408 064    $    115 767 714    $   113 520 849
                                             ================    ================    ================    ===============

               Financial liabilities:
                  Deposits                   $    111 087 867    $    111 186 000    $    105 612 562    $   105 589 000
                  Federal funds
                    purchased                             - -                 - -           1 867 000          1 867 000
                                             ----------------    ----------------    ----------------    ---------------
                       Total financial
                        liabilities          $    111 087 867    $    111 186 000    $    107 479 562    $   107 456 000
                                             ================    ================    ================    ===============



Note 19. Condensed Financial Information - Parent Company Only

                                                   EAGLE FINANCIAL SERVICES, INC.
                                                        (Parent Company Only)

                                                           Balance Sheets
                                                     December 31, 1996 and 1995

                       Assets                                                       1996                1995
                                                                               --------------      --------------

               Cash                                                            $        5 521      $        4 073
               Income tax credits receivable                                              - -              48 000
               Prepaid expenses                                                           453              11 720
               Securities                                                              60 000               9 000
               Organizational costs, net of accumulated
                  amortization                                                            - -              13 024
               Investment in subsidiary, at cost,
                  plus undistributed net income                                    13 859 593          12 763 908
               Equity investment in Johnson Williams
                  Limited Partnership                                                 271 289             270 694
                                                                               --------------      --------------

                        Total assets                                           $   14 196 856      $   13 120 419
                                                                               ==============      ==============

                           Liabilities and Stockholders' Equity

               Liabilities                                                     $          - -      $          - -
                                                                               --------------      --------------

               Stockholders' Equity
                  Preferred stock                                              $          - -      $          - -
                  Common stock                                                      3 499 714           1 738 212
                     Surplus                                                        1 945 891           1 782 186
                     Retained earnings                                              8 756 281           9 612 627
                  Unrealized gain (loss) on securities
                     available for sale, net                                           (5 030)            (12 606)
                                                                               --------------      --------------
                           Total stockholders' equity                          $   14 196 856      $   13 120 419
                                                                               --------------      --------------

                                    Total liabilities and stockholders' equity $   14 196 856      $   13 120 419
                                                                               ==============      ==============





                                                 EAGLE FINANCIAL SERVICES, INC.
                                                      (Parent Company Only)

                                                      Statements of Income
                                          Years Ended December 31, 1996, 1995, and 1994



                                                                    1996               1995                1994
                                                               -------------      -------------      -------------

               Income
                 Dividends from subsidiary                     $     200 000      $     200 000      $     326 222
                                                               -------------      -------------      -------------
                 Interest on securities                                1 414              2 561              2 607
                                                               -------------      -------------      -------------
                        Total income                           $     201 414      $     202 561      $     328 829
                                                               -------------      -------------      -------------

               Expenses
                 Amortization of organizational costs          $      13 023      $      12 600      $      12 600
                 Legal expense                                           565              1 376              8 487
                 Other operating expenses                             22 989             29 163             27 474
                                                               -------------      -------------      -------------
                        Total expenses                         $      36 577       $     43 139      $      48 561
                                                               -------------      -------------      -------------

               Other Income
                 Income (loss) on equity investment            $         595      $     (18 689)     $     (36 838)
                 Other                                                   - -             25 064                - -
                                                               -------------      -------------      -------------
                        Total other income                     $         595      $       6 375      $     (36 838)
                                                               -------------      -------------      -------------

                        Income before allocated tax
                           benefits and undistributed
                           net income of subsidiary            $     165 432      $     165 797      $     243 430

               Allocated Income Tax Benefit                          (57 797)           (59 629)           (55 531)
                                                               -------------      -------------      -------------

                        Income before equity in
                           undistributed net income
                           of subsidiary                       $     223 229      $     225 426      $     298 961

               Equity in Undistributed Net Income
                  of Subsidiary                                    1 088 108          1 035 264          1 062 042
                                                               -------------      -------------      -------------

                        Net income                             $   1 311 337      $   1 260 690      $   1 361 003
                                                               =============      =============      =============

                                           Notes to Consolidated Financial Statements

                                                 EAGLE FINANCIAL SERVICES, INC.
                                                      (Parent Company Only)

                                                    Statements of Cash Flows
                                          Years Ended December 31, 1996, 1995, and 1994

                                                                      1996              1995              1994
                                                                 -------------     -------------     -------------
               Cash Flows from Operating Activities
                 Net income                                      $   1 311 337     $   1 260 690     $   1 361 003
                 Adjustments to reconcile net income to
                   net cash provided by operating activities:
                     Amortization of organizational costs               13 023            12 600            12 600
                     (Income) loss on equity investment                   (595)           18 689            36 838
                     Undistributed earnings of subsidiary           (1 088 108)       (1 035 264)       (1 062 042)
                     Changes in assets and liabilities:
                        (Increase) decrease in prepaid expenses         11 267           (11 630)           30 720
                        (Increase) decrease in income tax
                           credits receivable                           48 000           (48 000)              - -
                                                                 -------------     -------------     -------------
                            Net cash provided by
                              operating activities              $     294 924      $     197 085     $     379 119
                                                                 -------------     -------------     -------------

               Cash Flows from Investing Activities
                  Purchase of securities                         $     (51 000)    $    (220 000)    $     (35 000)
                  Purchase of equity investment                            - -               - -          (326 222)
                  Proceeds from maturities of securities                   - -           246 000            98 352
                                                                 -------------     -------------     -------------
                           Net cash provided by (used in)
                             investing activities                $     (51 000)    $      26 000     $    (262 870)
                                                                 -------------     -------------     -------------

               Cash Flows from Financing Activities
                  Proceeds from sale of common stock
                     to ESOP                                     $         - -     $         - -     $      74 448
                  Cash dividends paid                                 (242 295)         (220 137)         (211 054)
                  Retirement of common stock                              (181)              - -               - -
                                                                 -------------     -------------     -------------
                              Net cash (used in)
                                financing activities             $    (242 476)    $    (220 137)    $    (136 606)
                                                                 -------------     -------------     -------------

                     Increase (decrease) in cash                 $       1 448     $       2 948     $     (20 357)

               Cash
                 Beginning                                               4 073             1 125            21 482
                                                                 -------------     -------------     -------------

                 Ending                                          $       5 521     $       4 073     $       1 125
                                                                 =============     =============     =============

               Supplemental Schedule of Noncash
                  Financing Activities
                     Issuance of common stock
                       - dividend investment plan                $     175 531     $     160 345     $     145 086
                                                                 =============     =============     =============

                     Unrealized gain (loss) on securities
                       available for sale                        $      11 479     $     167 410     $    (186 512)
                                                                 =============     =============     =============

Performance Summary

In 1996, the Company grew from total assets of $121.5 million to $126.2 million. This is an increase of $4.7 million or 3.9%. Loan growth was responsible for the majority of the increase. Net loans grew from $85.0 million in 1995 to $87.0 million in 1996, resulting in an increase of $2.0 million or 2.3%. Total deposits grew $5.5 million or 5.2% from $105.6 million in 1995 to $111.1 million in 1996. Stockholders' Equity has risen from $13.1 million in 1995 to $14.2 million in 1996, an 8.2% increase.

The net income of the company for 1996 was $1.31 million, up slightly from last year of $1.26 million. Over the past five years, the Company has earned $6.60 million, resulting in an increase in stockholders' equity of 66.1% over those five years. The market value of the Company has risen steadily over the same period. The market value of the stock has gone from $12.00 per share to $20.50 over the same five year period, an increase of 70.8%

Average Balances, Income/Expenses and Average Rates (In Thousands) (Fully Taxable Equivalent)

                                                                 1996                                 1995
                                                   ----------------------------------   ---------------------------------
                                                   Average     Income/      Average     Average     Income/      Average
ASSETS:                                            Balances    Expense        Rate      Balances    Expense       Rate
                                                   ---------   ---------    ---------   ---------   ---------    --------
  Loans
    Taxable                                         $84,772      $7,660            9.04% $81,855      $7,407           9.05%
    Tax-exempt (1)                                    1,410         138            9.79%   1,334         116           8.70%
    Non-accrual                                          --          --              --       36          --             --
                                                   ---------   ---------                ---------   ---------
       Total Loans                                  $86,182      $7,798            9.05% $83,225      $7,523           9.04%
                                                   ---------   ---------                ---------   ---------
  Securities
    Taxable                                         $23,528      $1,443            6.13% $17,102      $1,030           6.02%
    Tax-Exempt (1)                                    3,289         239            7.27%   3,073         240           7.81%
                                                   ---------   ---------                ---------   ---------
       Total Securities                             $26,817      $1,682            6.27% $20,175      $1,270           6.29%
                                                   ---------   ---------                ---------   ---------
  Federal funds sold                                   $918         $51            5.56%    $951         $55           5.78%
                                                   ---------   =========                ---------   =========
       Total Earning Assets                        $113,917      $9,531            8.37%$104,351      $8,848           8.48%
                                                               =========                            =========
  Less: Reserve for loan losses                        (853)                                (847)
  Cash and due from banks                             4,197                                3,849
  Bank premises and equipment, net                    4,097                                3,295
  Other assets                                        2,858                                2,228
                                                   =========                            =========
       Total Assets                                $124,216                             $112,876
                                                   =========                            =========
LIABILITIES AND SHAREHOLDERS' INVESTMENT:
  Deposits
    Demand deposits                                 $12,900    $     --                  $11,548    $     --
                                                   ---------   ---------                ---------   ---------
    NOW accounts                                    $15,262        $321            2.10% $12,761        $318           2.49%
    Money market accounts                            17,393         535            3.08%  16,932         542           3.20%
    Savings accounts                                 13,594         342            2.52%  12,699         351           2.76%
    Time deposits                                    49,349       2,656            5.38%  44,496       2,315           5.20%
                                                   ---------   ---------                ---------   ---------
      Total Interest-Bearing Deposits               $95,598      $3,854            4.03% $86,888      $3,526           4.06%
    Fed funds purchased                                 974          57            5.85%     908          56           6.17%
    Federal Home Loan Bank advances                      --          --              --       25           3          12.00%
                                                   ---------   ---------                ---------   ---------
       Total Interest-Bearing Liabilities           $96,572      $3,911            4.05% $87,821      $3,585           4.08%
                                                   ---------   ---------                ---------   ---------
  Other Liabilities                                  $1,053                                 $820
                                                   ---------                            ---------
  Stockholders' Equity                              $13,691                              $12,686
                                                   ---------                            ---------
       Total Liabilities & Shareholders' Equity    $124,216                             $112,875
                                                   =========                            =========

Net interest spread                                                                4.32%                               4.40%
Interest expense as a percent of average
  earning assets                                                                   3.43%                               3.44%
Net interest margin                                                                4.93%                               5.04%


                                                                         1994
                                                           ---------------------------------
                                                           Average     Income/     Average
ASSETS:                                                    Balances    Expense       Rate
                                                           --------    ---------   ---------
  Loans
    Taxable                                                $74,642       $6,470           8.67%
    Tax-exempt (1)                                           1,300           95           7.31%
    Non-accrual                                                 --           --             --
                                                           --------    ---------
       Total Loans                                         $75,942       $6,565           8.64%
                                                           --------    ---------
  Securities
    Taxable                                                $18,607       $1,098           5.90%
    Tax-Exempt (1)                                           3,251          258           7.94%
                                                           --------    ---------
       Total Securities                                    $21,858       $1,356           6.20%
                                                           --------    ---------
  Federal funds sold                                        $2,743          $94           3.43%
                                                           --------    =========
       Total Earning Assets                                $100,543      $8,015           7.97%
                                                                       =========
  Less: Reserve for loan losses                               (800)
  Cash and due from banks                                    3,936
  Bank premises and equipment, net                           3,000
  Other assets                                               2,566
                                                           ========
       Total Assets                                        $109,245
                                                           ========
LIABILITIES AND SHAREHOLDERS' INVESTMENT:
  Deposits
    Demand deposits                                        $12,682     $      --
                                                           --------    ---------
    NOW accounts                                           $11,182         $283           2.53%
    Money market accounts                                   23,293          655           2.81%
    Savings accounts                                        13,847          381           2.75%
    Time deposits                                           35,139        1,367           3.89%
                                                           --------    ---------
      Total Interest-Bearing Deposits                      $83,461       $2,686           3.22%
    Fed funds purchased                                        739           35           4.74%
    Federal Home Loan Bank advances                             41            2           4.88%
                                                           --------    ---------
       Total Interest-Bearing Liabilities                  $84,241       $2,723           3.23%
                                                           --------    ---------
  Other Liabilities                                           $882
                                                           --------
  Stockholders' Equity                                     $11,440
                                                           --------
       Total Liabilities & Shareholders' Equity            $109,245
                                                           ========

Net interest spread                                                                       4.74%
Interest expense as a percent of average
  earning assets                                                                          2.71%
Net interest margin                                                                       5.26%

(1) Income and rates on non-taxable assets are computed on a tax equivalent basis using a federal tax rate of 34%.

Net Interest Income and Net Interest Margin

Net interest income, the difference between total interest income and total interest expense, is the Company's primary source of earnings. Net interest income increased by $0.35 million or 6.8% from $5.14 million in 1995 to $5.49 million in 1996. The amount of net interest income is derived from the volume of earning assets, the rates earned on those assets, and the cost of funds. The difference between rates on earning assets and the cost of funds is measured by the net interest margin, which decreased from 5.04% in 1995 to 4.93% in 1996.

The earning assets yielded 8.37% on a fully taxable equivalent basis in 1996 as compared to 8.48% in 1995, a decrease of 0.11%. The average rate on total loans increased from 9.04% in 1995 to 9.05% in 1996. The total income earned on loans increased by $0.28 million or 3.7% due to the increase in average balances of total loans. Income on investment securities increased from $1.27 million in 1995 to $1.68 million in 1996, an increase of $0.41 million or 32.3%. The average balances increased by $6.6 million or 32.9% on investment securities, while the average rate was reduced .02% from 6.29% in 1995 to 6.27% in 1996.

Interest expense increased in 1996 as compared to 1995. Average balances on interest-bearing liabilities increased by $8.8 million or 10.0% from $87.8 million in 1995 to $96.6 million in 1996 and the interest expense increased $0.33 million. The average rate decreased on interest-bearing deposits .03% from 4.08% in 1995 to 4.05% in 1996. Average time deposits increased by $4.9 million or 10.9% from $44.5 million in 1995 to $49.3 million in 1996. The average rate on time deposits increased from 5.20% in 1995 to 5.38% in 1996, an increase of 0.18%. Interest expense as a percent of average earning assets decreased from 3.44% in 1995 to 3.43% in 1996.

RATE/VOLUME VARIANCE
(In Thousands)

                                                    1996 Compared to 1995                       1995 Compared to 1994
                                          ---------------------------------------     --------------------------------------
                                                         Due to         Due to                       Due to        Due to
                                           Change        Volume          Rate          Change        Volume         Rate
                                          ----------    ----------    -----------     ----------    ----------    ----------
INTEREST INCOME:

Loans; taxable                            $      253    $      253    $         0     $       937    $      647    $     290
Loans; tax-exempt                                 22             7             15              21             3           18
Securities; taxable                              413           394             19             (68)          (91)          23
Securities; tax-exempt                            (1)          (60)            59             (18)          (14)          (4)
Federal funds sold                                (4)           (2)            (2)            (39)          (39)           0

                                          ----------    ----------    -----------     -----------    ----------    ----------
     Total Interest Income                $      683    $      592    $        91      $      833    $      506    $      327
                                          ----------    ----------    -----------     -----------    ----------    ----------

INTEREST EXPENSE:

Savings and NOW accounts                  $       (6)   $     (101)    $       95     $         5    $       11    $       (6)
Money market accounts                             (7)           19            (26)           (113)         (229)          116
Time deposits                                    341           259             82             948           418           530
Federal funds purchased                            1             4             (3)             21            21             0
Federal Home Loan Bank advances                   (3)           (3)             0               1             1             0

                                          ----------    ----------    -----------     -----------    ----------    ----------
     Total Interest Expense               $      326    $      178    $       148      $      862    $      222    $      640
                                          ----------    ----------    -----------     -----------    ----------    ----------

Net Interest Income                       $      357    $      414    ($       57)     ($      29)   $      284    ($     313)
                                          ==========    ==========    ===========     ===========    ==========    ==========

Provision and Allowance for Loan Losses

The provision for loan losses is based upon management's estimate of the amount required to maintain an adequate allowance for loan losses reflective of the risks in the loan portfolio. The ratio of net charge-offs to average loans was 0.24% in 1996 compared to 0.26% and 0.18% during 1995 and 1994, respectively. The provision for loan losses increased $50,000 or 20.8% in 1996 and $37,000 or 18.2% in 1995, while the allowance for loan losses as a percentage of loans increased from 0.96% at the end of 1995 to 1.04% in 1996. Charged-off loans decreased $7,000 or 2.6% and recoveries increased $9,000 or 16.7% in 1996 compared to 1995. Net charge-offs decreased by $16,000 or 7.3% from 1995 to 1996.

The coverage for the allowance for loan losses over non-performing assets and loans 90 days past due and still accruing interest has increased from 38.1% in 1995 to 90.1% in 1996. Loans past due greater than 90 days decreased during the year. At year end 1996, loans past due greater than 90 days was 1.10% of total loans, net unearned discount. The amount of loans past due greater than 90 days decreased from $1,694,000 in 1995 to $967,000 in 1996. Of the $967,000, 51.2%
are secured by real estate and management would expect only immaterial losses from the balance of the past due loans. The allowance for loan losses as of year end covered net charge-offs 4.48 times in 1996, 3.77 times in 1995, and 5.79 times in 1994.

The Company reviews the adequacy of the allowance for loan losses monthly and utilizes the results of these evaluations to establish the provision for loan losses. The allowance is maintained at a level believed by management to absorb potential losses in the loan portfolio. The methodology considers specific identifications, specific and estimate pools, trends in delinquencies, local and regional economic trends, concentrations, commitments, off balance sheet exposure and other factors.

ANALYSIS OF ALLOWANCE FOR LOAN LOSSES
(In Thousands)

                                                                               Year Ended
                                                                               December 31,
                                                   ------------------------------------------------------------------
                                                      1996          1995          1994          1993          1992
                                                   ----------    ----------    ----------    ----------    ----------

Allowance for Loan Losses, January 1                    $828          $808          $744          $761          $682
                                                   ----------    ----------    ----------    ----------    ----------

Loans Charged-Off:
    Commercial, financial and
      agricultural                                        $0          $144           $52           $75          $113
    Real estate-construction
      and development                                      0             0             0             0             0
    Real estate-mortgage                                   0             0             0            48             0
    Consumer                                             267           130           122           151           193
                                                   ----------    ----------    ----------    ----------    ----------
      Total Loans Charged-Off                           $267          $274          $174          $274          $306
                                                   ----------    ----------    ----------    ----------    ----------

Recoveries:
    Commercial, financial and
      agricultural                                        $6           $10           $11           $25           $12
    Real estate-construction
      and development                                      0             0             0             0             0
    Real estate-mortgage                                   0             0             0             9             0
    Consumer                                              57            44            24            60            73
                                                   ----------    ----------    ----------    ----------    ----------
      Total Recoveries                                   $63           $54           $35           $94           $85
                                                   ----------    ----------    ----------    ----------    ----------
      Net Charge-Offs                                   $204          $220          $139          $180          $221
                                                   ----------    ----------    ----------    ----------    ----------

Provision for Loan Losses                               $290          $240          $203          $163          $300
                                                   ----------    ----------    ----------    ----------    ----------

Allowance for Loan Losses, December 31                  $914          $828          $808          $744          $761
                                                   ==========    ==========    ==========    ==========    ==========

    Ratio of Net Charge-Offs
    to Average Loans:                                  0.24%         0.26%         0.18%         0.25%         0.33%
                                                   ==========    ==========    ==========    ==========    ==========


ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
(In Thousands)

                                        1996                            1995                           1994
                            ----------------------------   -----------------------------   ----------------------------
                             Allowance      Percentage      Allowance       Percentage      Allowance      Percentage
                             for Loan        of Total        for Loan        of Total       for Loan        of Total
                              Losses           Loans          Losses          Loans          Losses           Loans
                            ------------    ------------   -------------   -------------   ------------    ------------

Commercial, financial,
   and agricultural                $365     10.6%                  $323    10.8%                  $302     11.5%

Real Estate:  mortgage               75     68.4%                    55    65.1%                    53     66.2%

Consumer                            474     21.0%                   450    24.1%                   453     22.3%

                            ------------                   -------------                   ------------
                                   $914                            $828                           $808
                            ============                   =============                   ============


Other Income and Expenses

Total other income increased $212,802 or 26.2% from 1995 to 1996 and $221,510 or 37.5% from 1994 to 1995. Total other expenses increased $402,232 or 10.1% from 1995 to 1996 and $349,476 or 9.6% from 1994 to 1995. The efficiency ratio of the Company, a measure of its performance based upon the relationship between non-interest expense and operating income, was 62.9% in 1994, 65.9% in 1995 and 65.8% in 1996. With the acquisition of the Stephens City branch, management is pleased that the efficiency ratio decreased slightly during 1996.

Trust Department income increased $54,269 or 37.3% in 1996 over 1995 and increased $11,307 or 8.4% in 1995 over 1994. The increase in 1996 can be attributed to restructuring the trust services fee schedule and overall growth of the Trust Department. The increase in 1995 can be attributed to growth in the number of accounts administered by the Trust Department and fees earned on the administration of estates which vary in number from year to year. Trust Department income is expected to increase in 1997 due to growth in the number of accounts and total assets administered by the Trust Department.

Service charges on deposit accounts increased $148,354 or 39.7% in 1996 over 1995 and increased $72,929 or 24.2% in 1995 over 1994. Increases in service charges on deposit accounts are expected to continue in the future due to growth in the number of deposit accounts at the Bank and enhancements to the deposit products currently being offered to our customers. Other service charges and fees increased $14,379 or 7.9% and $95,235 or 109.9% in 1996 and 1995 ,
respectively. The amount of other service charges and fees for 1997 is expected to increase due to the imposition of non-customer fees on certain transactions and the establishment of Eagle Investment Services..

The Company had Income on equity investment of $595 during 1996 and a Loss on equity investment of $18,689 during 1995. These amounts represent the Company's share of the operating income or loss on its investment in the Johnson-Williams Limited Partnership. This partnership is a low- to moderate-income housing development for the elderly. The improved financial performance in 1996 can be attributed to the facility remaining fully leased during the year. Due to the status of the partnership, the Company receives substantial income tax credits on the investment. The investment in this project is viewed as a long term benefit to the Company both financially and for the good of the community.

Other operating income decreased $23,484 or 18.2% in 1996 and increased $23,890 or 22.6% in 1995. Fluctuations in other operating income can be attributed to fees received on the usage volume of the Bank's ATM's and credit cards. Other operating income should increase in 1997 over 1996 due to the installation of additional ATM's and enhancements of the credit card products.

Salaries and wages increased $240,437 or 16.1% in 1996 and $132,284 or 9.7% in 1995. The increase in 1996 reflects the hiring of additional personnel for the Stephens City branch and the increase in 1995 reflects the hiring of additional personnel for the Senseny Road branch. The amount of salaries and wages for 1997 should increase slightly over 1996.

Pension and other employee benefits increased $35,378 or 8.0% in 1996 and decreased $59,680 or 11.9% in 1995. The 1996 increase can be attributed to the cost of benefits for personnel hired during 1995 and 1996. The 1995 decrease can be attributed to a lack of contributions to the Employee Stock Ownership Plan (E.S.O.P.). The 1997 amount of pension and other employee benefits should increase slightly over 1996. See Notes 8 and 9 to the Consolidated Financial Statements as of December 31, 1996 for a discussion of the defined benefit pension plan and employee benefits.

Occupancy expenses increased $82,609 or 34.2% in 1996 and $4,551 or 1.9% in 1995. Equipment expenses increased $94,360 or 25.0% and $76,544 or 25.4% in 1996 and 1995, respectively. The increases in 1996 can be attributed to the opening and operation of the Stephens City branch and upgrading the Bank's computer system. The increase in 1995 can be attributed to the opening and operation of the Senseny Road branch. The 1997 amounts are expected to increase slightly over 1996 due to the investment in additional computer equipment.

The FDIC assessment decreased $109,904 or 98.2% and $103,455 or 48.0% in 1996 and 1995, respectively. The dramatic decreases in 1996 and 1995 are due to the insurance fund covering banks once again having sufficient reserves. The amount of FDIC assessment will increase slightly during 1997 due to growth in deposits.

Stationary and supplies decreased $4,292 or 2.8% in 1996 and increased $41,937 or 37.2% in 1995. The slight decrease in 1996 is a result of an effort to cut supply costs despite additional purchases necessary to open and operate the Stephens City branch. The significant increase during 1995 can be attributed to opening and operating the Senseny Road branch. Stationary and supplies expense is not expected to change significantly in 1997.

Postage expense increased $1,471 or 1.2% and $25,043 or 25.0% during 1996 and 1995, respectively. These increases can be attributed to an ever increasing volume of accounts and transactions for which we distribute periodic correspondence, however, the amount of increase for 1996 was greatly reduced by no longer mailing correspondence which is not required by federal regulations. The amount of postage expense is not expected to increase significantly during 1997.

Credit card expense decreased $5,367 or 5.4% during 1996 and increased $5,272 or 5.6% during 1995. Fluctuations in credit card expense are attributable to changes in the number of accounts and volume of transactions for which we are billed by our credit card server. The amount of credit card expense is expected to increase slightly during 1997.

Bank franchise tax decreased $11,381 or 9.1% during 1996 and increased $63,626 or 103.9% during 1995. The significant increase in 1995 is due to an amendment of the returns for the previous three years which resulted in an underpayment of $36,191. Without the amendment payment during 1995, the amount of 1996 franchise tax increased $24,810 or 28.0%. This increase was expected due to growth of the Bank's capital. The 1997 amount of bank franchise tax is expected to be slightly greater than the 1996 amount.

ATM network fees increased $39,662 or 44.2% during 1996 and $25,597 or 39.9% during 1995. These increases in ATM network fees can be attributed to an increased number of ATM transactions being completed at the Bank's growing number of ATM's. This amount is expected to increase during 1997 due to the installation of additional ATM's.

Other operating expenses increased $39,259 or 5.5% in 1996 and $137,757 or 23.8% in 1995. The increase in 1996 can be attributed to the amortization of intangible assets acquired during the acquisition of the Stephens City branch. The increase in 1995 can be attributed to the use of an outside trust processor and service fees paid on Eagle Checking accounts. The amount of other operating expenses should not increase significantly during 1997.

Income Tax Expense

The Company adopted FASB Statement No. 109, "Accounting for Income Taxes" on a prospective basis on January 1, 1993. The notes to the financial statements discuss this method of accounting. The cumulative effect from the change in accounting principle was deemed to be immaterial in determining net income for 1994. Income tax expense was $537,304, $477,237 and $573,407 for 1996, 1995 and
1994, respectively. The average effective rate for the three year period is 28.76% and that trend is expected to continue.


Balance Sheet

The Company uses its funds primarily to support lending activities from which it derives the greatest amount of income. The objective is to invest 70% to 85% of total deposits in loans. With total loans increasing 2.3% and total deposits increasing by 5.2%, the ratio of loans to deposits remained steady. The ratio was 79.1% in 1996 and 81.3% in 1995. The majority of the remaining funds are invested in securities. In order to accommodate daily fluctuations in deposit and loan demand, any additional funds are sold overnight as federal funds. The Company's focus is upon safety and soundness, liquidity and meeting the banking needs within our community as we manage our balance sheet.


Loan Portfolio

Loans, net of unearned income increased $2.0 million or 2.3% in 1996 and $5.2 million or 6.5% in 1995. Net loans are expected to increase slightly during 1997. The loan portfolio consists primarily of loans for owner-occupied single family dwellings, loans to acquire consumer products such as automobiles, and loans to small farms and businesses.

Loans secured by real estate were $60.1 million or 67.5% of total loans in 1996 and $55.9 million or 63.8% of total loans in 1995, which represents an increase of $4.2 million or 7.5% during the year. These loans are well-secured and based on conservative appraisals in a stable market. The Company generally does not make real estate loans outside its primary market area which consists of Clarke and Frederick Counties and the City of Winchester, all of which are located in the Northern Shenandoah Valley in the state of Virginia.

Loans to individuals are the second largest element of the loan portfolio. Total loans to individuals were $19.6 million or 22.0% of total loans in 1996 and $22.5 million or 25.7% of total loans in 1995, which represents a decrease of $2.9 million or 12.8% during the year. These loans are expected to increase steadily throughout 1997.

Commercial and agricultural loans were $7.6 million or 8.5% of total loans in 1996 and $8.0 million or 9.1% of total loans in 1995, which represents a decrease of $0.4 million or 5.0% during 1996. The amount of commercial and agricultural loans is not expected to change significantly during 1997.

LOAN PORTFOLIO
(In Thousands)

The following table sets forth the amounts of specified categories of loans at the date indicated.


                                                                               December 31,
                                               ----------------------------------------------------------------------------
                                                   1996            1995            1994            1993           1992
                                               ------------    ------------    ------------    ------------   -------------
Loans secured by real estate:
  Construction and land development                 $1,434              $0              $0              $0              $0
  Secured by farmland                                4,013           4,112           3,888           3,410           3,157
  Secured by 1-4 family residential                 45,156          41,411          35,803          33,363          30,210
  Nonfarm, nonresidential loans                      9,518          10,372          13,698          13,297          12,994
Loans to farmers (except secured
  by real estate)                                    1,446           1,605           1,777           1,462           1,596
Commercial and industrial loans
  (except those secured by real estate)              6,145           6,349           6,247           5,563           5,078
Loans to individuals (except those
  secured by real estate)                           19,633          22,508          19,547          16,186          17,302
All other loans                                      1,732           1,239           1,239           1,382           1,327
                                               ------------    ------------    ------------    ------------   -------------
      Total loans                                   89,077          87,596          82,199          74,663          71,664

Less:  Unearned discount                            (1,207)         (1,725)         (1,565)         (1,019)           (929)
                                               ------------    ------------    ------------    ------------   -------------
     Total Loans, Net                              $87,870         $85,871         $80,634         $73,644         $70,735
                                               ============    ============    ============    ============   =============



       The following table sets forth maturities of loans at December 31, 1996.


                                                                                  After
                                                                                 1 Year
                                                                 WIthin          Within           After
                                                                 1 Year          5 Years         5 Years         Total
                                                               ------------    ------------    ------------   -------------
Loans secured by real estate                                       $17,994         $39,634          $2,493         $60,121
Agricultural production loans                                          732             714          -----            1,446
Commercial and industrial loans                                      3,436           2,645              64           6,145
Consumer loans                                                       3,254          14,319             853          18,426
All other loans                                                      1,362             370          -----            1,732
                                                               ============    ============    ============   =============
                                                                   $26,778         $57,682          $3,410         $87,870
                                                               ============    ============    ============   =============
For maturities over one year:
       Interest rates - floating                                                    $1,732          $2,270          $4,002
       Interest rates - fixed                                                       55,950           1,140          57,090
                                                                               ============    ============   =============
                                                                                   $57,682          $3,410         $61,092
                                                                               ============    ============   =============



Risk Elements and Non-Performing Assets

The Company continues to minimize its risk and enhance its profitability by focusing on providing community based financing and maintaining policies and procedures ensuring safe and sound banking practices.

Non-performing assets consist of nonaccrual loans, restructured loans, and other real estate owned (foreclosed properties). The total nonperforming assets and loans that are 90+ days past due and accruing interest was $1.74 million on December 31, 1995, and $1.01 million on December 31, 1996, a decrease of $0.73 million or 42.0%.

On January 1, 1996, the Company adopted FASB No. 114, "Accounting by Creditors for Impairment of a Loan." This statement has been amended by FASB No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." Statement 114, as amended, requires that the impairment of loans that have been separately identified for evaluation is to be measured based on the present value of expected future cash flows or, alternatively, the observable market price of the loans or the fair value of the collateral. As of December 31, 1995, the Company had impaired loans for which an allowance was provided amounting to $430,124. There was no interest income recognized on those loans in 1995. There were no impaired loans as of December 31, 1996.

The loans past due 90+ days and still accruing interest are primarily well-secured and in the process of collection and therefore, are not classified as nonaccrual. Any loan over 90 days past due without being in the process of collection or where the collection of its principal or interest is doubtful would be placed on nonaccrual status. Any accrued interest would then be reversed and future accruals would be discontinued with interest income being recognized on a cash basis.

The ratio of non-performing assets and other real estate owned to loans is expected to remain at its low level relative to the Company's peers and management expects this ratio to decrease in 1997. This expectation is based on the potential problem loans on December 31, 1996. The amount of classified loans has increased by $1.34 million from $1.29 million in 1995 to $2.63 million during 1996. These loans are primarily well-secured and in the process of collection and the allowance for loan losses includes $252,539 in specific allocations for these loans as well as percentage allocations for classified assets without specific allocations.

NON-PERFORMING ASSETS
(In Thousands)

                                                                      December 31,
                                      ----------------------------------------------------------------------------
                                          1996           1995            1994            1993            1992
                                      -------------   ------------    ------------    ------------    ------------

Nonaccrual loans                      $           0   $        430    $          0    $         30    $        590

Restructured loans                                0              0               0               0               0

Other real estate owned                          47             47              47             150               0

                                      -------------   ------------    ------------    ------------    ------------
  Total Non-Performing Assets         $          47   $        477    $         47    $        180    $        590
                                      =============   ============    ============    ============    ============


Loans past due 90 days
  accruing interest                           $967         $1,694            $683            $219            $277
                                      =============   ============    ============    ============    ============



Allowance for loan losses to
  period end loans                            1.04%           0.96%           1.00%           1.01%           1.07%

Non-performing assets to
  period end loans and other
  real estate owned                           0.05%           0.52%           0.06%           0.24%           0.83%



Securities

The book value of the securities portfolio as of December 31, 1996 was $26.1 million, compared to $26.6 million as of December 31, 1995. Securities decreased $0.5 million or 1.9% in 1996 from 1995 and increased $2.8 million or 11.8% in 1995 over 1994. The decrease from 1995 to 1996 is primarily due to a $0.5 million or 7.4% decrease of investment in obligations of U.S. government corporations and agencies and a $0.6 million or 40.2% decrease of investment in U.S. Treasury securities along with a $0.8 million or 5.4% increase of investment in mortgage-backed securities. Recent investment security purchases have been in mortgage-backed securities. These securities provide a slightly higher yield than other types of securities in the portfolio and they provide monthly principle curtailments which are used to fund the loan portfolio.

Due to the adoption of FASB No. 115, "Accounting For Certain Investments in Debt and Equity Securities" as of January 1, 1994, the securities portfolio was classified into one of two categories: securities held to maturity and securities available for sale. Securities are classified as held to maturity when the Company has the intent and ability at the time of purchase to hold the securities until maturity. Securities held to maturity are disclosed at cost adjusted for amortization of premiums and accretion of discounts. Securities with a book value of $24.3 million and a fair value of $24.0 million were classified as held to maturity as of December 31, 1996. Securities with a book value of $23.3 million and a fair value of $23.3 million were classified as held to maturity as of December 31, 1995. This represents a $1.0 million or 4.5% increase in book value and a $0.7 million or 3.0% increase in fair value in 1996 over 1995.

Securities are classified as available for sale when the Company intends to hold them for an indefinite period of time. These securities may be sold due to: increased loan demand, liquidity needs, changes in market interest rates, regulatory capital requirements, or other related factors. Available for sale securities are disclosed at fair value. Unrealized gains or losses are reported as increases or decreases in stockholders' equity, net of the related deferred tax effect. Securities with a fair value of $1.7 million and a related unrealized after tax loss of $5,030 were classified as available for sale as of December 31, 1996. Securities with a fair value of $3.3 million and a related unrealized after tax loss of $12,606 were classified as available for sale as of December 31, 1995. This represents a $1.6 million or 47.6% decrease in fair value and a $7,576 or 60.1% decrease in unrealized after tax loss in 1996 compared to 1995.

See Note 1 to the Consolidated Financial Statements as of December 31, 1996 for a discussion of the classifications set forth under FASB No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

See Note 2 to the Consolidated Financial Statements as of December 31, 1996 for a composition of the security classifications and an analysis of gross unrealized gains and losses in the securities portfolio.


Deposits

Total deposits increased $5.5 million or 5.2% from $105.6 million in 1995 to $111.1 million in 1996. Noninterest bearing demand deposits increased $3.2 million or 26.8% in 1996 after a $1.1 million or 8.4% decrease in 1995 from 1994. Interest checking increased $2.7 million or 19.1% from $14.1 million in 1995 to $16.8 million in 1996. The increases in demand deposits and interest checking can be attributed to the acquisition and operation of the Stephens City branch. Money market accounts increased $0.3 million or 1.4% from $16.9 million in 1995 to $17.2 million in 1996. Certificates of deposit decreased $1.8 million or 3.5% from $50.3 million in 1995 to $48.5 million in 1996. Total interest bearing deposits increased $2.3 million or 2.4% from $93.6 million in 1995 to $95.9 million in 1996. Total deposits are expected to grow during 1997 due to enhancements of the products currently being offered and increased marketing efforts.

The Company will continue funding assets with deposit liability accounts and focus upon core deposit growth as its primary source of liquidity and stability. Core deposits consist of demand deposits, interest checking accounts, money market accounts, savings accounts, and time deposits of less than $100,000. Certificates of deposit of $100,000 or more totalled $11.3 million or 10.2% of total deposits in 1996 as compared to $11.2 million or 10.6% of total deposits in 1995. The Company neither purchases brokered deposits nor solicits deposits from sources outside of its primary market area.

Stockholders' Equity

The Company continues to be a strongly capitalized financial institution. Total stockholders' equity on December 31, 1996 was $14.2 million, reflecting a percentage of total assets of 11.2% compared to $13.1 million and 10.8% at year-end 1995. Stockholders' equity per share increased $0.70 or 7.4% from $9.44 per share in 1995, as restated for the 2 for 1 stock split on December 31, 1996, to $10.14 per share in 1996. The return on average stockholders' equity was 9.58% in 1996, down from 9.94% in 1995. During 1996 the Company paid $0.30 per share in dividends as compared to $0.28 per share in 1995, an increase of 7.1% The Company has a Dividend Investment Plan that reinvests the dividends of the shareholder in Company stock. The Dividend Investment Plan had 42.3% and 42.2% of total outstanding shares at December 31, 1996 and 1995, respectively.

Federal regulatory risk-based capital guidelines were fully phased-in on December 31, 1992. These guidelines require percentages to be applied to various assets, including off-balance sheet assets, based on their perceived risk. Tier I capital consists of total stockholders' equity. Tier II capital is comprised of Tier I capital plus the allowable portion of the allowance for loan losses. Financial institutions must maintain a Tier I capital ratio of at least 4% and a Tier II capital ratio of at least 8%. Additionally, a 4% minimum leverage ratio of stockholders' equity to average assets must be maintained. On December 31, 1996, the Company's Tier I capital ratio was 16.17% compared to 15.43% in 1995, the Tier II capital ratio was 17.27% compared to 16.40% in 1995 and the leverage ratio was 10.90% compared to 11.61% in 1995. See Note 12 to the Consolidated Financial Statements as of December 31, 1996 for additional discussion and analysis of regulatory capital requirements.


Risk Based Capital Ratios  (In Thousands)

                                                                          December 31,
                                                          -----------------------------------------------
                                                                1996                            1995
                                                          ---------------                ----------------

Tier 1 Capital:
    Stockholders' Equity                                  $     13,540                   $     13,101

Tier 2 Capital:
    Allowable Allowance for Loan Losses                            914                            828

    Total Capital:                                        $     14,454                   $     13,929

    Risk Adjusted Assets:                                 $     83,712                   $     84,922


Risk Based Capital Ratios:
     Tier 1 to Risk Adjusted Assets                            16.17%                         15.43%

     Total Capital to Risk Adjusted Assets                     17.27%                         16.40%


Liquidity and Interest Rate Sensitivity

Asset and liability management assures liquidity and maintains the balance between rate sensitive assets and liabilities. Liquidity management involves meeting the present and future financial obligations of the Company with the sale or maturity of assets or through the occurrence of additional liabilities. Liquidity needs are met with cash on hand, deposits in banks, federal funds sold, securities classified as available for sale and loans maturing within one year. At year end 1996, liquid assets totaled $34.5 million which represents 30.8% of total deposits, federal funds purchased and other liabilities. The Company minimizes liquidity demand by relying on core deposits which comprise 89.8% of total deposits. With an average remaining life of 4.6 years, the securities portfolio provides a constant source of funds through paydowns and maturities. As additional sources of liquidity, the Company maintains short-term borrowing arrangements, namely federal funds lines, with larger financial institutions. Finally, the Bank's membership in the Federal Home Loan Bank provides a source of borrowings with a variety of maturities. The Company's senior management monitors the liquidity position regularly and formulates a strategy to maintain an interest sensitive position that maximizes the net interest margin.

Interest rate sensitivity management involves stabilizing the net interest margin to assure net income growth through various interest rate cycles and fluctuations. The interest rate sensitivity analysis reflects the earlier of the maturity or repricing date for interest sensitive assets and liabilities as of December 31, 1996. The mismatching of the maturity or repricing dates of interest sensitive assets and liabilities creates "gaps" which measure interest rate sensitivity. At year end the Company had a negative cumulative twelve month gap of $41.4 million or 35.9% of total interest earning assets.

A negative gap normally impacts earnings favorably when interest rates decline and adversely when interest rates rise. A weakness of the interest rate sensitivity analysis is that it only provides a general indication of interest sensitivity at a specific point in time. The Company's goal is to manage interest rate exposure in order to hedge against interest rate fluctuations. Senior management and the directorate monitor the interest rate gap regularly and implement strategies such as maintaining a strong balance sheet with core deposit growth and practicing conservative banking policies to accomplish this goal.

Interest Rate Sensitivity Schedule  (In Thousands)

                                                                                   December 31, 1996
                                                                 -----------------------------------------------------------
                                                                                 Mature or Reprice Within
                                                                 -----------------------------------------------------------
                                                                            Over Three       Over
                                                                   Three      Months       One Year
                                                                   Months     Through         To      Over Five
                                                                  Or Less   Twelve Months Five Years    Years        Total
                                                                  -------   ------------- ----------    -----        -----
INTEREST-EARNING ASSETS:

    Loans (net of unearned income)                               $  16,771    $ 14,029    $   55,930  $   1,140    $  87,870
    Securities and other interest-
       earning assets                                                1,503       3,041        12,343      9,203       26,090
    Federal funds sold                                               1,553           0             0          0        1,553

                                                                 ---------    --------    ----------  ---------    ---------
     Total interest-earning assets                               $  19,827    $ 17,070    $   68,273  $  10,343    $ 115,513
                                                                 ---------    --------    ----------  ---------    ---------

INTEREST-BEARING LIABILITIES:

    Certificates of deposit:
       $100,000 and more                                         $   5,170      $3,970    $   2,203   $      0     $  11,343
       less than $100,000                                            6,425      15,409       15,370          0        37,204
    Other deposits                                                  47,191         175            0          0        47,366

                                                                 ---------    --------    ----------  ---------    ---------
     Total interest-bearing liabilities                          $  58,786    $ 19,554    $  17,573   $      0     $  95,913
                                                                 ---------    --------    ----------  ---------    ---------

   Interest sensitivity gap:
    Asset sensitive (Liability sensitive)                       ($ 38,959)   ($  2,484    $  50,700   $ 10,343     $  19,600
                                                                 =========    ========    ==========  =========    =========

   Cumulative interest rate gap:                                ($ 38,959)   ($ 41,443    $   9,257   $ 19,600
                                                                 =========    ========    ==========  =========

   Ratio of cumulative gap to total
     interest earning assets:                                      -33.73%      -35.88        8.01%     16.97%
                                                                 =========    ========    ==========  =========
